Exhibit (a)(20)

AMENDMENT NO. 19

TO THE AGREEMENT AND DECLARATION OF TRUST

OF NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 19 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective April 1, 2012, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on February 24, 2012, the Trustees unanimously voted to approve changes to the name and designation of the Government Portfolio to the “U.S. Government Portfolio” and the Government Select Portfolio to the “U.S. Government Select Portfolio”;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of the Government Portfolio shall be changed to the “U.S. Government Portfolio.”

2. The name and designation of the Government Select Portfolio shall be changed to the “U.S. Government Select Portfolio.”

3. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.